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                                 ITT INDUSTRIES

                            CODE OF CORPORATE CONDUCT

                         DOING THE RIGHT THING --ALWAYS

LETTER FROM THE CHAIRMAN

Dear Fellow Employees:

     We have prepared this Code of Corporate Conduct to help you understand ITT Industries' standards of ethical business practice. This Code applies not only to all employees, officers and directors, but also to all consultants, agents and other representatives retained by ITT Industries.

     The principles set forth in this Code describe how we should behave. ITT Industries will conduct its worldwide operations consistent with the highest business, legal and ethical considerations. Compliance with these principles is vital to maintain ITT Industries' global reputation as a responsible corporate citizen, and to achieve our goal of becoming the best and most respected diversified manufacturing company in the world. Personal responsibility is at the core of our principles and culture. We expect everyone associated with ITT Industries not only to know right from wrong, but also to always choose right over wrong. In every business decision we make, we must follow the ethics and compliance principles set forth in this booklet and in the ITT Industries Corporate Policy Manual. It is also our responsibility to report anything we observe or know about that might violate these principles.

     No Code could ever anticipate every ethical decision we may face in business. So whenever you are in doubt about any matter that may have ethical implications, you should seek guidance within ITT Industries, your Company or individual business unit. This Code identifies the channels and procedures that we have established to help answer your questions.

     Violation of this Code is a serious matter and could subject you or ITT Industries to civil liability or even criminal prosecution. It is important that you read this Code carefully and ask questions about anything you do not understand. Each of us must understand and accept our personal responsibility in preserving and enhancing ITT Industries' exceptional reputation for integrity. I know you and your colleagues will take pride in always doing the right thing.

BASIC PRINCIPLES

At ITT Industries, we are committed to always doing the right thing. That is why we have an ethics and compliance program and why we publish this Code. The Code is specifically designed to be part of an effective program to prevent and detect violations of law as set forth in the Organizational Sentencing Guidelines of the U.S. Sentencing Commission. Before you review specific principles, you should have a general sense of ITT Industries' basic principles reflected in this Code. These principles are:

1)       We will always be truthful.
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2)       We will strictly adhere to the letter and spirit of all laws.

3)       We will provide high-quality products and services.

4) We will be a good corporate citizen. We will obey the laws and conform to locally accepted standards of good corporate citizenship in each country in which we do business.

5) We will promote and sustain a work environment that fosters mutual respect, openness and individual integrity.

6)       We will be fair in all aspects of our business.

     When faced with a business decision that seems to have ethical overtones, here are several questions you should ask yourself to determine if your actions are proper:

1) Am I adhering to the spirit, as well as the letter, of any law or ITT Industries policy that may be involved?

2)       Would I want my actions reported on the front page of a newspaper?

3)       What would my family, friends or neighbors think of my actions?

4)       Will there be any direct or indirect negative consequences for ITT
         Industries?

5) Are my actions consistent with the overall values set forth in this Code and the ITT Industries Corporate Policy Manual?

     This Code is not just for our employees. All consultants, sales agents and representatives must be informed about the ITT Industries Code of Corporate Conduct. In some cases, U.S. or other countries' laws may impose on our business associates, including consultants, sales agents and representatives, an obligation to obey and to help us obey certain laws. Also, where the actions of our consultants, agents or representatives may be attributable to us, we must insist that they conduct themselves in accordance with this Code in carrying out those actions, and help us comply with applicable laws.

     If you remain uncertain about what to do, stop and ask for help. Refer to the relevant section of this Code. Speak with your supervisor or, if you prefer, communicate with any of the other points of contact indicated in this Code.

IF YOU HAVE ANY DOUBT, ASK FOR HELP.

ACCURACY OF RECORDS

We rely on our employees to maintain accurate books and records to efficiently manage our business. As in all other aspects of our business, we expect our employees to adhere to the highest standards of honesty. At ITT Industries, we do not engage in inaccurate, false or misleading record keeping. If you are ever tempted or asked to make a representation - either in a document or in oral communication - that is other than fully accurate, do not do it. This applies to each and every detail of our business. It applies even in circumstances where one might believe that the consequences of the inaccuracy would be harmless.

     ITT Industries' funds or assets will be utilized solely for a lawful and proper purpose and no transfer or expenditure of such funds or assets will be undertaken unless the stated purpose is, in fact, the actual purpose, and the transfer or expenditure is authorized in writing and within ITT Industries policy. No undisclosed or unrecorded fund or asset of ITT Industries shall be established for any purpose.

     No false or artificial entries shall be made in the books and records of ITT Industries or any of its subsidiaries or companies for any reason, and no employee shall engage in any arrangement that results in such a prohibited act.

     It is also ITT Industries' policy that no employee shall take or approve actions that result in incurring, or paying, the cost of anything from corporate funds if such an expenditure, when properly
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and accurately reported, is not authorized or not reimbursable to the employee under ITT Industries' rules.

     Questions regarding this policy should be addressed to your Company's Controller.

ANTITRUST

ITT Industries energetically competes both in the United States and in the global marketplace. However, we will only do business according to the letter and spirit of all laws that govern and promote free and fair competition. That means we will strictly comply with the antitrust laws of the U.S. and, where applicable, the antitrust or related laws of any other country.

     A violation of the antitrust laws is a serious offense. In the U.S., IT IS NOT UNCOMMON FOR INDIVIDUALS TO BE CRIMINALLY PROSECUTED.

     The antitrust laws are complicated and voluminous, and cannot be covered here in their entirety. The ITT Industries Corporate Policy Manual identifies certain activities prohibited by U.S. antitrust laws and by the corresponding laws of many other countries. Prohibited activities include, for example, agreements with competitors to fix prices, boycotts of customers or third parties, or other agreements to restrain or restrict competition. Also, we may not fix the price at which a customer resells products or services, or enter into an unlawful tying arrangement with a customer.

     If you have any questions regarding compliance with the antitrust laws, contact your Company Legal Department immediately. The pamphlet "Guidelines for Compliance with the U.S. Antitrust Laws" supplements these basic rules and is available to assist you in understanding and adhering to the law.

BUSINESS COURTESIES

A business courtesy is a gift (whether in money or in kind) provided to a business associate. In certain situations, the exchange of limited, non-cash business courtesies may be appropriate. We do not seek, however, to improperly influence the decisions of our customers or suppliers by offering business courtesies, just as we require that the decisions of employees at ITT Industries not be affected by having received a business courtesy. THERE ARE VERY STRINGENT RULES THAT APPLY TO OUR GOVERNMENT CUSTOMERS, WITH WHOM, IN MANY CASES, ANY BUSINESS COURTESY IS ABSOLUTELY PROHIBITED.

DEFINITION OF SUPPLIER OR VENDOR

     A supplier or vendor is any business that furnishes, or is in a position to furnish, materials, equipment, supplies or services of any kind to ITT Industries or any of its Companies or Units. Services include, but are not limited to, banking, insurance, advertising, transportation, construction, auditing, engineering, consulting, testing and legal counsel.

GOVERNMENT BUSINESS

- The U.S. government has a number of laws and regulations regarding offering business courtesies to government officials, or offering or receiving courtesies from subcontractors on a government contract. State and local governments, as well as foreign governments, may have similar rules. These rules are complex and frequently change. Sometimes there are differences between applicable foreign and U.S. laws. Your Company Legal Department can provide guidance in this area.

- Do not offer anything of value - including gifts (even token gifts or Company-identified items), food or beverages (limited on-site food and beverages, such as coffee and donuts, are permissible), restaurant meals, special favors, payments, gratuities, transportation, lodging or services
       - to any U.S. federal, state or local employee, or to any subcontractor on a government
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       contract, without the prior approval of your Legal Department. (Some government agencies permit gifts under $20 to cover small courtesies such as meals and beverages. Please check with your Company Legal Department so that you are sure of the rules.) You may not accept any such item from any subcontractor on a government contract without the prior approval of your Company Legal Department.

            For purposes of this rule, members of Congress and their staffs are considered U.S. federal government employees. Prior approval for giving anything of value to a member of Congress or staff member must be provided by your Company Legal Department.

- You must immediately report any offer of a fee or kickback to the Company Legal Department. Asking for or accepting a fee or kickback may be a criminal act. (Make sure you also read the specific rules under the Government Procurement section of this Code.)

NON-GOVERNMENT BUSINESS

- Do not accept a gift related to Company business of more than token value. Even if the gift is less than token value, you should only accept it if it is consistent with common business practices. It is our policy to discourage receipt of business gifts of even token value. Any business gift offered that may exceed token value must be reported to your supervisor immediately.

- Any business gift given must not exceed $200 in value unless prior approval is received as provided by ITT Industries Finance Policy 30-10. Sales or marketing representatives may make business gifts of their regular ITT Industries products or promotional items valued under $200 for the purpose of generating business goodwill. Moreover, when practical, any gift given by you as a business courtesy should include the ITT Industries name or other similar identification.

- Regarding meals and entertainment, you may offer or receive infrequent, reasonable and appropriate meals or simple entertainment (which shall not involve travel or overnight lodging) provided that business is discussed and that the activity has a clear business purpose. Any activity that might be considered lavish or extravagant is not permitted. The guideline for reasonable and appropriate shall be normal industry practice in your locality consistent with local legal requirements. While the gift value limitations described above do not strictly apply in the case of meals and entertainment, those limitations are an indication of the reasonableness of the meals or entertainment.

- You should also not accept any money or cash equivalents, or allow any member of your immediate family to accept anything from any person with whom ITT Industries has a business relationship.

- Any offer to you of a gift or other business courtesy that exceeds $50 in value, or that seems inconsistent with common business practices, should be immediately reported to your supervisor. Employees must also immediately report any offers of cash, a fee or kickback to the Company Legal Department.

            Common sense and good judgment must be exercised when accepting business-related meals or anything of token value to avoid any perception of impropriety or conflict of interest.

COMPUTER SOFTWARE AND EMAIL

COMPUTER SOFTWARE

     Copyrights protect most computer programs in countries in which we operate. Our policy is to respect such copyrights and to strictly adhere to all relevant laws and regulations regarding the use
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and copying of computer software. Therefore, do not make copies of any part of a third-party computer program unless the copy is an authorized back-up copy or the computer software license specifically permits the copy to be made. If you are uncertain about this, you may consult with your Company's Information Technology Department. If you are engaged in writing computer programs, do not copy or refer to any lines of code written by a third party without the advice of the Company Legal Department or the written consent of the third party.

E-MAIL AND INTERNET

     E-mail systems are not entirely secure and may be susceptible to interception. Unlike a spoken conversation, e-mail creates a permanent record. Any e-mail you send may be printed by the recipient and forwarded by the recipient to others, and is probably retained on company computers for a substantial period of time. Therefore, ITT Industries' employees should exercise the same care, caution and etiquette in sending an e-mail message as they would in normal written business communications.

     Make sure your ITT Industries e-mail is professional and appropriate to the circumstances. Specifically, ITT Industries will not tolerate abusive, obscene, offensive or profane e-mail. In addition, because the e-mail system is an ITT Industries resource, ITT Industries may, in certain circumstances, have a need to examine and, therefore, reserves the right to read all e-mail communications.

     Anyone who has been provided a connection to the Internet is provided such connection primarily for business use. Do not download any data that is not in the public domain or that is unprofessional, inflammatory or inappropriate for business use. Employees should not abuse access to the Internet for personal purposes. Corporate computer systems are increasingly capable of reviewing all Internet activity. ITT Industries may conduct such a review, and evidence of abuse of ITT Industries-provided Internet facilities may result in termination of the Internet connection and disciplinary action.



CONFIDENTIAL INFORMATION

Confidential ITT Industries information and trade secrets are important corporate assets that merit the same protection as our physical assets. All employees, agents, consultants and representatives must be careful not to disclose such information to unauthorized persons, either within or outside ITT Industries, and must exercise care to protect the confidentiality of such information received from another party.

     Confidential information refers to information that is not already in the public domain, that a company would normally expect to be non-public and that might affect the company's competitive position. It includes information sometimes referred to as trade secrets.

     Some examples of confidential information are:

- Technical information about current or planned products and/or processes.

- Procurement plans, vendor lists or purchase prices.

- Cost, pricing, marketing or service strategies.

- Non-public earnings reports and other financial reports.

- Information related to divestitures, mergers and acquisitions.

SPECIFIC GUIDELINES

1) Employees, consultants, agents and representatives must be careful about where they discuss ITT Industries matters. It is inappropriate to discuss confidential matters in the presence or
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       within hearing range of unauthorized persons. Use care, since even family and friends may inadvertently convey such confidential information to others.

2) In instances where it is appropriate for business reasons to disclose ITT Industries confidential information to third parties, the Company Legal Department must be contacted before the disclosure for preparation of an appropriate agreement that includes the necessary safeguards.

3) No employee, consultant, agent or representative shall disclose or use any confidential information gained during ITT Industries employment or any other ITT Industries relationship for personal profit or to the advantage of the employee or any other person.

4) Obtaining confidential information from a third party without adequate legal safeguards is improper and may expose ITT Industries to legal risks. Accordingly, no employee may accept such information without the advice of the Company Legal Department and until an agreement in writing has been reached with the offeror. After such information is obtained, its confidentiality must be protected as provided in the agreement.

5) No prospective employee shall be hired in order to obtain the person's specific knowledge of a former employer's confidential information, nor shall any new employee be placed in a position that would inevitably require the individual to disclose or use a former employer's confidential information. If you are thinking of offering a job to an executive of a direct competitor, the approval of the Human Resources Department, Legal Department and the President of the ITT Industries Company is required before any active negotiations are undertaken.

     Concerns with respect to confidential information may arise in the securities area as well. Please make sure to review the Securities section in this Code as well as the ITT Industries Corporate Policy Manual regarding confidential corporate information.

CONFLICTS OF INTEREST

A conflict of interest occurs when personal interests interfere with your ability to exercise your judgment objectively, or to do your job at ITT Industries in a way that is certain to be in the best interests of ITT Industries. Employees, consultants, agents and representatives must avoid actual or potential conflicts of interest. If an employee considers undertaking any activity that may create a conflict of interest, the employee must seek approval of the activity in advance from his or her supervisor or from the Corporate, Company or Unit Director of Human Resources.

EXAMPLES OF POTENTIAL CONFLICTS INVOLVING EMPLOYEES

1)     Contracting with a supplier managed by a close friend or family member.

2)     Working independently as a consultant to a supplier or customer.

3) Having a private business on your own time if you perform work that is similar to work that you perform at ITT Industries or that ITT Industries might be interested in performing.

     Consult the ITT Industries Corporate Policy Manual for specific information on dealing with conflicts of interest.

CONSULTANTS

All consultants shall be approved in accordance with the ITT Industries Corporate Policy Manual, and consulting agreements shall be controlled to protect ITT Industries' confidential information.
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No consultant may be retained to perform work for ITT Industries, its Companies or Units without a formal written agreement prepared by the Company Legal Department. These agreements must contain a detailed statement of work, a clear description of all amounts to be paid, and all specific provisions required by the Legal Department covering conflicts of interest, standards of conduct, government business ethics, confidentiality obligations, ownership of intellectual property and special provisions in foreign agency agreements. The use of consultants or lobbyists in the government relations area shall only be undertaken in consultation with the ITT Industries Corporate Relations Department.

     Unless specifically approved by the Company Legal Department, all payment for services or products must be paid in the name of the consultant, agent or representative named as a party on the agreement, paid in the location where the services are performed and paid in local currency. All consultants must be informed about and agree to follow the ITT Industries Code of Corporate Conduct with respect to activities that affect ITT Industries' domestic and foreign businesses, employees or capital and securities markets.

DRUG & ALCOHOL POLICY AND EMPLOYEE ASSISTANCE

To remain competitive in today's business environment, it is essential that we make the best decisions. We expect that all our employees' judgments will be clear and unimpaired by drugs or alcohol.

SPECIFIC GUIDELINES

1) Employees shall not distribute, possess or use illegal or unauthorized drugs or alcohol on ITT Industries property, on ITT Industries time, in connection with ITT Industries business or in a manner that may affect performance of ITT Industries responsibilities.

2) Employees whose behavior, judgment or performance is impaired by drugs or alcohol will be prohibited from entering the ITT Industries premises or engaging in ITT Industries business. Violations of this policy are serious and will result in appropriate discipline, including possible termination.

3) Employee Assistance Programs (EAPs) are available to help employees with behavioral or medical problems that adversely affect job performance. Contact your Human Resources Department for additional information.

EMPLOYMENT AND MEDICAL RECORDS

Employment records of ITT Industries employees can only be disclosed to ITT Industries employees having a substantial and legitimate need to know the information in an employee's file or in response to appropriate legal process. ITT Industries employees with access to these files must take reasonable steps to keep them confidential in accordance with the ITT Industries Corporate Policy Manual.

     ITT Industries employees' medical records are confidential and private. These medical records are kept separate from all other ITT Industries employee records and will not be released to any person unless required by law or based upon a written release from the ITT Industries employee concerned.

EMPLOYMENT OF CLOSELY RELATED PERSONS

ITT Industries wants to make sure that our workplace is fair and untainted by any possible perception of favoritism. We encourage the tradition of family service but have certain rules about employing closely related persons. Our policy is not to employ persons closely related to an ITT
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Industries Officer without required approvals.

     Other closely related persons cannot be employed in jobs where one ITT Industries employee has effective control over any aspect of the related ITT Industries employee's job. Related ITT Industries employees may not share responsibility for control or audit of significant ITT Industries assets.

ENVIRONMENT, SAFETY AND HEALTH

ITT Industries is committed to maintaining a leadership role in protecting human health and the environment. We will promote and protect the health and safety of our employees, the environment and the communities around the world in which we operate. Therefore, we will strictly adhere to all applicable laws and regulations relating to environmental protection and workplace health and safety. These principles are set forth in the ITT Industries Environment, Safety and Health Mission Statement.

     Many environmental, safety and health laws and regulations are complex. If your work involves these fields, it is your responsibility to familiarize yourself with the requirements of relevant laws and regulations, including record keeping.

     We have a publication entitled "ITT Industries Environment, Safety & Health
(ESH) Manual" to assist you. If you have any questions, contact your Company's ESH Director or Company Legal Department.

     Incidents that involve 1) a fatality, 2) environmental contamination or 3) a health or safety circumstance that is likely to subject ITT Industries or its employees to adverse consequences, must be immediately reported to your Company's senior management, to the ITT Industries, Inc. Vice President, ESH and to the ITT Industries, Inc. Corporate Relations Department. Such reports must be made as soon as possible and, in all cases, not later than 24 hours after the occurrence. Of course, federal, state or local laws and regulations regarding reporting requirements must be complied with within the appropriate time frames. Company senior management receiving any such report shall follow the ITT Industries Corporate Policy Manual in making further reports.

EQUAL OPPORTUNITY

It is ITT Industries' policy to ensure equal employment and advancement opportunity for all qualified individuals without distinction or discrimination because of age, color, national origin, race, religion, sex, physical or mental disability or veteran status.

     This policy applies to all employees and applicants for employment and to all aspects of the employment relationship, including recruitment, hiring, compensation, benefits, training, transfer, and any other terms and conditions of employment. Equal employment opportunity principles must be communicated periodically to all employees and reaffirmed each year. ITT Industries businesses not subject to U.S. law shall apply the intent and provisions of this policy consistent with national or local laws in other countries.

     Your Company President is responsible for implementing our equal opportunity policy. Your Company or unit has an EEO coordinator to whom you can address any concerns regarding any potential violations of this policy. ITT Industries, Inc. also has an EEO coordinator to whom concerns can be addressed.

FRAUDS AND THEFTS

It is ITT Industries' policy to ensure that incidents of fraud and theft relating to ITT Industries are promptly investigated, reported and, where appropriate, prosecuted.

     Any suspected incident should be immediately reported to the ITT Industries Headquarters
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Committee on Frauds and Thefts. The Committee will review the incident and advise regarding prosecution, if appropriate. No one may sign a criminal complaint on behalf of ITT Industries without prior written approval of the ITT Industries Headquarters Committee on Frauds and Thefts. The Committee also has jurisdiction over related personnel actions and civil litigation. To report an incident, please contact your Company Director of Human Resources or the Legal Department. Refer to the ITT Industries Corporate Policy Manual for further information.

GOVERNMENT INVESTIGATIONS

It is our policy to fully cooperate with any appropriate government investigation. If you or someone you supervise learns about a possible government investigation or inquiry, inform your Company Legal Department immediately.

SPECIFIC GUIDELINES

1) Never destroy any ITT Industries documents in anticipation of a request for those documents from ITT Industries or Company investigators, any government agency or a court. Documents include electronic media such as disks, computer-stored information and e-mail transmissions.

2)     Never alter any historical ITT Industries document or record.

3) Never make any untrue or misleading statement to any government investigator.

4) Never try to influence any other ITT Industries employee or any other person to provide untruthful information to any ITT Industries or Company investigator or government investigator, or to provide any incomplete, false or misleading information.


5) If any government inquiry arises through a written subpoena or a written request for information (such as a Civil Investigative Demand), you must submit the subpoena or written request to your Company Legal Department immediately, before any action is taken or promised.

6) If you are approached outside the workplace by a government investigator, you have the right, if you wish, to consult with the Company Legal Department (or, if you prefer, your own private legal counsel) before speaking with the investigator.


GOVERNMENT PROCUREMENT

In many instances, conduct that is commonplace and legal in the commercial sector may violate laws and regulations that pertain to U.S. federal government contracts. Such violations may result in penalties and fines, as well as debarment or suspension from government contracting, or possible criminal prosecution of individual employees or ITT Industries.

     Although this Code lists many specific guidelines, employees, consultants, sales agents and marketing representatives must be aware that federal government contracts are subject to numerous rules and regulations too detailed to be fully addressed by this Code. Therefore, if your work involves federal government contracts and you have any questions, you should contact your supervisor or your Company Legal Department to ensure that you are aware of all relevant laws and regulations.

SPECIFIC GUIDELINES

1) Employees must strictly adhere to the Anti-Kickback Act of 1986, which prohibits government contractors and subcontractors from giving or receiving anything of value in order to receive favorable treatment. Employees involved with government contracts should never give anything of value to or receive anything of value from a supplier, customer or
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       subcontractor without receiving prior approval from their supervisors.

2) Employees must strictly adhere to all laws and regulations regarding the protection of classified information, which should only be made available to individuals who have a need to know and who hold the proper government security clearance. Violations may result in imprisonment or fines. If you are aware of a potential violation, you must immediately report it to the head of security at your facility, as well as to your supervisor.

3) Employees shall not attempt to obtain or use confidential information of other companies or source selection information of the government. Source selection information is information that the government uses in evaluating bids or proposals. If you think that you have received either confidential information or source selection information, you should immediately contact your supervisor and your Company Legal Department. You should not examine the information or copy it.

4) There are detailed rules regarding employment of current or former government officials. Before initiating employment discussions with any present or former government official, you must contact your Company Director of Human Resources or your Legal Department.

5) There are many other requirements with which ITT Industries must comply. In particular, we must:

       a)     Bill labor and material costs correctly;

       b) Submit cost and pricing data correctly in accordance with the Truth in Negotiations Act, as well as comply with all other requirements of this Act;

       c) Not submit any fraudulent claims within the meaning of the False Claims Act;

       d)     Fully comply with all contract specifications and requirements;

       e) Correctly account for research and development costs and report inventions made under contract; and

       f) Maintain appropriate records, such as inspection and testing records, invoices and time cards.

     This list is by no means exhaustive. If you have any questions regarding any of these special requirements for government contractors, contact your Company Legal Department immediately.

INTERNATIONAL BUSINESS: GENERAL

ITT Industries is a global company. Many of the countries in which we operate have significantly different laws than those of the U.S. We must know and comply with the letter and spirit of the laws of all countries where we do business and that affect our international operations. We will also be sensitive to the cultures and customs of the countries where we operate and respect the communities and environment where we do business.

THE U.S. FOREIGN CORRUPT PRACTICES ACT

     Many U.S. laws are applicable to ITT Industries' non-U.S. businesses and to the conduct of our U.S. businesses outside the U.S. In particular, our employees should be familiar with the U.S. Foreign Corrupt Practices Act. This Act prohibits giving anything of value to officials of foreign governments in order to obtain or retain business. Any proposed incentive to be given to government personnel to secure an improper advantage is not permitted. Contact your Company Legal Department before any incentive is offered or if you have questions. (1)

     ITT Industries, its employees, agents, consultants and marketing representatives, in their relations with governmental agencies or customers, will not directly or indirectly engage in bribery, kickbacks,
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payoffs or other corrupt business practices.

     The U.S. Foreign Corrupt Practices Act applies to our consultants, marketing representatives and agents, as well as our employees. Compliance with this Act requires our constant vigilance. Specifically, if an employee, consultant, marketing representative or agent suspects that any payment is being used for improper purposes, he or she must immediately report the situation to his or her ITT Industries supervisor and to the Company Legal Department for investigation.

     All sales agents, consultants or marketing representatives must work under an approved prior written agreement. The ITT Industries Corporate Policy Manual outlines the requirements for retaining sales agents or marketing representatives. Refer to that Manual for additional guidance.

FOREIGN MILITARY SALES

     We will strictly adhere to all laws and regulations that deal with government-to-government and commercial foreign military sales. Because the laws and regulations that govern these transactions are complex, consult with your Company Legal Department before pursuing such transactions.

BOYCOTTS

     Certain countries are engaged in a boycott of Israel. Some countries try to enforce this boycott in their contracts with U.S. companies. U.S. anti-boycott regulations are directed at the boycott of Israel and any other secondary boycott of a country friendly to the U.S. No ITT Industries business shall agree to a contract, document or oral request containing language that could be interpreted as an attempt by any country to enforce a boycott. Even providing information may constitute a violation of U.S. law, which requires that boycott requests be immediately reported to the government even when a response is not provided, and calls for the imposition of fines and other penalties on U.S. parent companies in cases where their non-U.S. subsidiaries violate U.S. anti-boycott regulations. Therefore, any request for information or receipt of boycott-related documentation must be immediately reported to your Company Legal Department. Refer to the ITT Industries Corporate Policy Manual for specific guidance.

EXPORT CONTROLS

     It is ITT Industries' policy to fully comply with all applicable U.S. export, customs and trade control laws and regulations, licensing requirements, relevant non-U.S. laws and international sanctions. The ITT Industries policy regarding customs compliance can be found in ITT Industries Financial Policies Number 60-06. Each ITT Industries Company is responsible for customs, export and trade control compliance, and shall establish licensing and compliance programs to attain this objective. To the extent feasible, each ITT Industries Company is expected to perform due diligence and know its customer (including the end use and end user) in any business transaction. Your Company Legal Department is available to assist units about trade control policy and procedures. Any investigation or inquiry by a U.S. government organization regarding alleged trade control violations or irregularities should be immediately reported to the Company Legal Department prior to taking any action. The ITT Industries Corporate Policy Manual provides specific guidance in this area.

     If you need advice about customs, export licensing and trade controls, ITT Industries has resources available to answer your questions. Your Company Legal Department and Controller are available to provide information and assistance to units, and should be consulted as the need arises.


----------

1 In certain instances, the U.S. Foreign Corrupt Practices Act does allow what are referred to as "facilitating payments." Typically, these are nominal payments given to relatively low-ranking government personnel to hasten the inspection of goods or the performance of other basic administrative tasks. Nonetheless, ITT Industries strongly discourages such payments, and in any case, the payment must also be consistent with applicable laws of the host country. Therefore, if you are ever faced with or anticipate a situation that may involve a facilitating payment, contact your Company Legal Department before you take any action.

POLITICAL ACTIVITIES

ITT Industries is firmly committed to following all federal, state and local laws that govern elections and campaign contributions in the U.S. and abroad. ITT Industries does not discourage its employees from appropriate involvement in the political process that reflects individual beliefs and commitments. However, unless pursuant to a Company-managed grassroots initiative involving issues of importance to ITT Industries, any political activity must take place on an employee's own time. The resources and reputation of ITT Industries cannot be used for any political activities unless specifically permitted by law and approved by the ITT Industries Office of the General Counsel.

     No assets of ITT Industries, its subsidiaries or companies, will be used directly or indirectly, at home or abroad, for political purposes, including the support of any candidate or party, even in those countries where it may be traditional, customary and legal to do so. ITT Industries is not to become involved in the internal political affairs of host countries. This should not be construed to prohibit legitimate and authorized expression of ITT Industries' opinion on issues that may have an economic effect on ITT Industries after consultation with the Office of the General Counsel.

SPECIFIC GUIDELINES

1) Do not allow your status as an employee to be used in support of a particular candidate or issue. An employee cannot act as a representative of ITT Industries or any of its businesses regarding political issues without specific approval from the ITT Industries Office of the General Counsel and the ITT Industries Director of Corporate Relations.

2) Employees must not pressure, either directly or indirectly, other employees to make political contributions or to participate in support of a political party, issue or candidate. An employee cannot act as a representative of ITT Industries or any of its businesses regarding political issues without specific approval from the ITT Industries Office of the General Counsel and the ITT Industries Director of Corporate Relations.

3) Corporate funds or assets cannot be used to support a political party, an elected official, or the campaign of any candidate for local, state or federal elected office. Also, you should advise the ITT Industries Corporate Relations Department and your Company Legal and Public Relations Departments of any planned visits to an ITT Industries facility by an elected official, political party member or candidate for elected office.

4) Non-U.S. companies are not permitted to contribute to U.S. political candidates, elected officials, parties or campaigns. Non-U.S. citizens (unless they are "green card" holders) are not permitted to contribute to U.S. political candidates, elected officials, parties or campaigns. If you have any questions or need guidance, contact your Company Legal Department or the ITT Industries Office of the General Counsel.

5) ITT Industries encourages its managers and executives to develop appropriate working relationships with members of Congress and their staffs, particularly those who represent localities in which ITT Industries has facilities. It is essential, however, to inform your Company Legal Department and the Corporate Relations Department of any proposed visits that take place either in Washington, D.C. or in the local district. The Company Legal Department and the Corporate Relations Department must also be advised of any written submissions or other significant contacts with federal legislators or their staffs. Other government relations activities, including communications with offices of federal government departments, either regional or in Washington, D.C., as well as contacts with high-ranking state officials (such as governors), should also be coordinated with your Company Legal Department and the Corporate Relations Department. (Different rules may apply outside the U.S. Please consult with your Company Legal Department for guidance.)

6) The Corporate Relations Department and the Company Legal Department must be informed of any request to testify on behalf of ITT Industries before any federal, state, local or other regulatory or legislative body.

PUBLIC STATEMENTS

Generally, employees must refrain from making public statements regarding issues or matters about which they are not authorized spokespersons. If an employee is contacted by the media about an ITT Industries matter, the employee should refer the media contact to the ITT Industries Director of Corporate Relations or the Director of Public Relations for one of the ITT Industries Companies or Units.

SALES AGENTS/MARKETING REPRESENTATIVES

You must contact your Company Legal Department before retaining any sales agents or marketing representatives. There are extensive rules and ITT Industries procedures regarding the retention of sales agents or marketing representatives, particularly those operating outside the U.S.

     Where sales agents or marketing representatives are retained, ITT Industries will retain such representatives only pursuant to a written agreement that fully describes all services to be performed and all consideration to be paid. ITT Industries will retain only those representatives who are independently engaged in carrying out sales or marketing functions in a commercial manner. Compensation for the services of such representatives shall be comparable to customary compensation for such services in the locale in which the sales are made, considering the nature and scope of the contract or activity.

     Unless specifically approved by the Company Legal Department, all payment for services or products must be paid in the name of the agent or marketing representative named as a party in the agreement, paid in the location where the services are performed and paid in local currency. ITT Industries Financial Policy 30-07 has specific guidelines for relationships with sales agents and representatives outside the U.S.

     Without approval from your Company Legal Department, no sales agent or marketing representative shall be retained if the sales agent or marketing representative, or any person employed by the sales agent or marketing representative or financially interested in the sales agent's or marketing representative's business, is an employee or official of a customer, a potential customer of ITT Industries or is a close relative of such an employee or official.

SECURITIES

Our employees may have the opportunity to learn or gain access to information about ITT Industries or companies with whom we do business that is unavailable to the public. Such information may be "insider information" within the meaning of U.S. federal securities law. Consultants and other persons we hire to perform services for ITT Industries may also learn or gain access to "inside information." The U.S. federal securities laws apply to those persons as well if inside information is used to make investment decisions.

     Our employees are prohibited from using any such inside information when they make personal investment decisions or investment decisions for others regarding our stock or the stock of companies with whom we do business. In addition, no employee may inform persons outside ITT Industries of such information. This includes communications with family and friends. Refer to the ITT Industries Corporate Policy Manual for specific guidelines. If you have any questions regarding compliance with these laws and principles, please contact your Company Legal Department immediately.

SEXUAL HARASSMENT

ITT Industries will not tolerate sexual harassment, which involves the solicitation of sexual favors or the initiation of any unwelcome sexual advance by one employee toward another. It may also involve other sexually related physical or verbal conduct. The creation of a work environment that is hostile, intimidating or offensive to an individual or group because of gender may also constitute sexual harassment.

     Men and women throughout ITT Industries should treat one another with courtesy, dignity and respect, regardless of gender. All employees should recognize that there has been rapid social change as to appropriate conduct in the workplace, and workplace behavior should always reflect our principles of COURTESY, DIGNITY and RESPECT.

     ITT Industries managers, supervisors and executives must be alert to the possible presence of sexual harassment in the workplace. Appropriate steps must be taken to prevent sexual harassment. Complaints about sexual harassment can be made to your supervisor, your ITT Industries Unit or Company Human Resources Department, the ITT Industries or Company Legal Department, anyone else in management or the Ombudsman. Any complaints must be promptly, fairly and thoroughly investigated. There will be no retaliation for truthfully reporting sexual harassment or participating in the Company's investigation of a complaint.

     If sexual harassment occurs, there will be a prompt disciplinary consequence ranging from a warning to dismissal.

WORKPLACE VIOLENCE

Employees should have a safe place in which to work. Workplace violence, including threats, threatening behavior, harassment, intimidation, assaults and similar conduct, will not be tolerated. Any threats or concerns about your safety or the safety of others should be immediately reported to your manager. Firearms are not permitted on any ITT Industries facility without prior written approval from the Company Human Resources and Legal Departments.

                              QUESTIONS AND ANSWERS

GENERAL

Q: To whom should I direct questions or problems regarding ethical matters?

A: In most cases, you should contact your supervisor. In some instances, we realize that this may not be possible, would be impractical, or for some reason might be uncomfortable. Therefore, you can also contact your Company Legal Department, your Company Director of Human Resources or your Company Controller. You can also address your concerns to a Company Ombudsman or to the ITT Industries Director of Corporate Policy Compliance at ITT Industries Headquarters in White Plains, New York. Telephone numbers for the ITT Industries Ombudsman and the Director of Corporate Policy Compliance are provided on the inside back cover of this booklet. If you would like to make your inquiry or report anonymously, an Ombudsman should be your first point of contact.

Q: What should I do if I am faced with a situation where the correct ethical decision would mean that ITT Industries loses money? Should I be ethical even if we are going to lose business?

A: Yes. We want our employees to act ethically in every circumstance - even if it means that we will lose business. We value ITT Industries' long-term reputation. Employees should never compromise our long-term well-being and reputation in order to meet short-term financial targets.

Q: Will I get in trouble if I report something that I think is wrong but am not entirely sure about?

A: No. It is your duty to report any possible violation of the Code. If you are unsure, but have a good faith suspicion that something is wrong, you will not be subject to any discipline.

Q: My supervisor has asked me to do something that I think violates this Code or the law. What should I do?

A: Express your concerns to your supervisor, or, if you prefer, to one of the other contact points identified, such as your Company Legal Department, Human Resources Department or the Company Ombudsman. Do not go ahead without receiving an explanation through one of these Company channels.

Q: Does this Code apply to consultants?

A: Yes. Consultants, sales agents and marketing representatives are given a copy of the Code and agree to abide by applicable sections. In some circumstances, U.S. laws underlying our Code of Corporate Conduct impose on our business associates an obligation to obey and to help us obey those laws. Even beyond that, however, where the actions of our consultants, agents or marketing representatives may be attributable to us, we must insist that in carrying out those actions, they conduct themselves in accordance with the Code.

ACCURACY OF BOOKS AND RECORDS

Q: I was on a long business trip. Although I usually keep good track of my receipts for all reimbursable expenses, this time I lost one. Can I still be reimbursed?

A: You need to correctly account for all business expenses. In the rare case where you have lost a receipt and cannot obtain a replacement, you should contact your supervisor to discuss how the expenditure can be documented.

Q: On a recent business trip, I stayed overnight with an old friend. Can I include the equivalent cost of a hotel room on my travel voucher, since I took my friend and his wife out to dinner and paid for it myself?

A: No. All vouchers, time cards and other ITT Industries documents must always be completed in a correct and accurate manner. It is never proper to knowingly create a false, misleading or erroneous ITT Industries document or entry on an expense voucher.

Q: My buddy asked me to punch in his time card because he is going to be a few minutes late. What should I do?

A: Even though your buddy said he will only be a few minutes late, do not punch his time card. All records, including time cards, must be accurate.

ANTITRUST

Q: At a trade association meeting, I played golf with a Vice President from a competing firm. We are old friends from college. While sitting in the cart, we started talking about how business was going. He indicated that his firm was looking very closely at raising prices next month. I quickly broke in and said that I did not think it was appropriate to be discussing that sort of information. Since we had just finished the last hole, I returned to my hotel room and left a message for someone in our Company Legal Department to call me. Now I am thinking that I was too quick to act. After all, everything was very informal. What do you think? Was I too harsh on my friend?

A: You did the right thing. Even informal discussions among competitors about price may be potential antitrust violations with possible criminal penalties. When the Company Legal Department lawyer reaches you, explain exactly what happened.

Q: I was asked by a competitor to provide information for a "benchmarking study." What should I do?

A: Contact your Company Legal Department for guidance before you say or do anything. Any exchange among competitors of price, cost and other sensitive information is risky because it may provide the basis for finding an unlawful agreement to restrain competition. Merely calling such an exchange "benchmarking" will not avoid this risk. Any proposed exchange of benchmarking information with competitors, or any request to participate in a benchmarking study with competitors, should be reviewed in advance by your Company Legal Department.

BUSINESS COURTESIES

Q: I received a nice watch from a supplier. It is worth several hundred dollars. May I keep it?

A: No. Any gift of more than token value cannot be accepted. Promptly return the gift to the supplier and notify your supervisor.

Q: A supplier offered me a 5 percent discount for my personal purchases. Is this okay?

A: No, unless everyone at your Unit received such a discount, and even then, your Company Legal Department should be advised before you agree to any such discount with the supplier.

Q: Do gift regulations vary among government agencies? Are state rules different from federal rules? What about non-U.S. rules?

A: There are significant differences. You need to ask your Company Legal Department. However, as a rule, ITT Industries does not generally offer any form of gifts to its government customers.

Q: I am involved with event planning. That means I frequently deal with hotels, restaurants and travel agents. One restaurant I often use for our meetings has offered me a free meal for my entire family. I would like to accept it. Am I doing anything wrong?

A: Yes. By accepting the free meal, it may look as though the restaurant is attempting to sway your future business decisions. You must decline.

COMPUTER SOFTWARE AND E-MAIL

Q: I have a number of friends who work at companies that provide them access to Internet e-mail. I find Internet e-mail is a good way to stay in touch with these friends. May I send them e-mail from my office?

A: This type of e-mail is discouraged. First, sending social e-mail wastes ITT Industries' time - during the workday, you are supposed to be focused on ITT Industries business. Second, providing you with a computer terminal and Internet access is an expense, and ITT Industries funds should properly be directed to ITT Industries business and not to personal activities.

Q: I would like to use one of the computer programs that we have at work on my home computer. Is that allowed?

A: Probably not. Computer program licensing restrictions usually prohibit dual use. Check with your Company's Information Technology and Legal Departments before you use any ITT Industries-furnished software program on your home computer.

Q: I received an e-mail chain letter. Can I send the letter to friends in ITT Industries on the ITT Industries e-mail system?

A: No. An ITT Industries-furnished computer and e-mail system should not be used to originate or forward non-business matters such as chain letters.

CONFIDENTIALITY

Q: I accidentally received some confidential information about a competitor. What should I do?

A: Send the material immediately to your Company Legal Department. Do not read the material and do not make copies of it. If someone, without authorization, attempts to verbally convey confidential information, stop the discussion immediately and indicate that it is contrary to ITT Industries policy to have such a discussion without appropriate legal safeguards.

Q: We have just hired a new employee. She worked ten years for a major competitor and she knows all the "inside information" about how they run their operations. May I ask her to brief our department?

A: Probably not. This may be confidential information. In such circumstances, you should contact the Company Legal Department to discuss measures that should be taken to avoid any suggestion of misappropriation of another's confidential information.


CONFLICTS OF INTEREST

Q: My spouse has been offered a job with one of our suppliers. Is this a problem?

A: Possibly. The answer depends in part upon whether you make decisions that affect our business relationship with that supplier. Contact your supervisor and fully explain the situation.

Q: My department needs to quickly hire a caterer for a last-minute office function. My spouse runs a catering business. He offers good food on short notice, at a rock-bottom, discounted price. May we hire him without getting any competitive bids?

A: Not if it creates the appearance of bias. We realize that this may sound rigid, but we cannot give the impression that we play favorites. Your Company Human Resources Department should be consulted for an independent determination.

Q: A supplier has asked me to work as a consultant one night a week. May I take the job?

A: No. Even if the job would not affect your view of the supplier and even if you do not make decisions on that particular supplier, it might make others perceive you as being potentially biased, in a position to have an impact on competitive supply decisions, or capable of providing special channels of communication. It is our duty to treat all suppliers impartially and fairly, and to avoid the appearance of undue influence.

Q: I have the opportunity to make a purely financial investment in a company that may be selling products to ITT Industries. May I go ahead and invest?

A: Possibly. This depends on the size of your investment, your role at your Company or Unit and ITT Industries, and the business relationship between ITT Industries and the other company. You will need to obtain prior approval from your Company's Legal and Human Resources Departments.

Q: Do the conflict of interest principles apply to relatives outside my household or to friends?

A: Generally, the conflicts policy applies to members of your immediate family. However, if your relationship with a relative or friend is particularly close and you could lose your objectivity regarding ITT Industries matters, then, in certain circumstances, the conflicts policy would apply. If you have any doubts, you should disclose the relationship and discuss the matter with your supervisor.

EMPLOYMENT ISSUES

Q: I think that my supervisor is discriminating against me because I am an immigrant. What should I do?

A: Contact your Unit Human Resources Department or the Company Human Resources Department. It is strictly against ITT Industries' policy to discriminate on the basis of national origin.

Q: My supervisor takes a different view of vacations, sick leave and maternity leave than do all the other supervisors at my facility. How should I deal with this?

A: If it is practical, speak with your supervisor first. If you do not get an answer that satisfies you, or if you feel uncomfortable raising the issue with your supervisor, then speak with someone in your Company's Human Resources or Legal Departments. You could also contact the Ombudsman. Different rules may apply to different locations and to union employees.

GOVERNMENT PROCUREMENT

Q: I am in charge of administering a government contract that has many testing requirements. I know that we are making a good product, and I think that some of the tests are duplicative and wasteful of the public's tax money. Do I really need to perform them?

A: Yes. We are obligated to do exactly as the contract specifies. Of course, we could inform the government that some of the tests might be unnecessary and seek the approval of appropriate government officials to modify the contract.

Q: I received a fax today. The cover sheet leads me to believe that the attached pages are misdirected and contain a competitor's proposal. What is the right thing to do?

A: Do not look at the attached pages. Do not copy the document. Contact your Company Legal Department immediately.

INTERNATIONAL BUSINESS

Q: My department works with sales agents to increase sales in emerging markets. I sometimes hear stories that certain agents use money paid by other companies for expensive gifts to senior foreign government officials. I'd like to stay competitive. What are my responsibilities?

A: Contact your Company Legal Department. You have an obligation to adhere to U.S. laws that strictly forbid such gratuities to non-U.S. government officials. Your agent is obligated to adhere to these laws as well. You must immediately report any situation that concerns you to your supervisor and Company Legal Department. Do not make payments to an agent under his contract until you are sure that no inappropriate activities are taking place. Otherwise, you have exposed both the Company and yourself to legal sanction. Under no circumstance does ITT Industries in any way condone or allow any such improper payments or gifts. Your Company Legal Department will advise you regarding any obligations you may have concerning information you have heard about other companies and the actions of their agents.

Q: I have heard that it's sometimes necessary to make small payments to low-level administrative workers in certain countries to expedite the processing of forms. I have also heard that if you do not make payments, the forms get lost or take months to get processed. How do I deal with a situation like this?

A: U.S. law distinguishes between facilitating payments and bribes. It allows certain facilitating payments. These payments must also be allowable under the other country's laws. However, ITT Industries takes a very narrow view of what is allowable. Check with your Company Legal Department before proceeding with any facilitating payment, no matter how small. Otherwise, you might be putting yourself and ITT Industries in jeopardy.

Q: Some ITT Industries companies import parts and materials in connection with their businesses. Do any special laws apply to imports?

A: Yes. The U.S. Customs Modernization Act ("Mod Act"), enacted in 1994, places the responsibility for accuracy of import data on the importer of record. Compliance with all Mod Act requirements is vital. The Mod Act applies to a number of areas, including the value and classification of imports. It also requires precise information on the country of origin and exact record-keeping of specific information concerning imports. Customs compliance is very important and very technical. Please contact your Company Customs Manager, Controller or Legal Department if you have any questions. ITT Industries Financial Policies Number 60-06 should also be consulted for advice on customs compliance.

POLITICAL ACTIVITIES

Q: I am doing some volunteer work for the upcoming election for state attorney general. I would like to use the office fax machine to send out some press releases. Is this okay?

A: No. By doing so, you would be using ITT Industries resources for a political purpose.

Q: My manager's spouse is running for city council. He has asked me to make a political contribution. What should I do?

A: Contact the Company Legal Department or the Ombudsman. Even if the request seems innocuous, the fact that this person is your manager means that the request could appear to be coercive and, possibly, even illegal.

SECURITIES

Q: I have learned through a reliable office rumor that ITT Industries is going to buy another company. May I buy ITT Industries stock or the other company's stock?

A: No. You could only buy stock after such information becomes publicly available. Buying stock based on inside information could make you subject to dismissal or even criminal prosecution.

Q: I am a participant in the ITT Industries Investment and Savings Plan for Salaried Employees and, although not a part of management, have become aware of important non-public information that could have an impact on the market price of ITT Industries common stock. Would it be permissible for me to enter into a transaction in the Savings Plan that would involve ITT Industries common stock before such information became publicly known?

A: No. It would not be permissible for you or any other person to enter into such a transaction, or any other transaction involving ITT Industries common stock, while in possession of such information before it became widely distributed to the public. Stock purchases based on inside information, even those in a 401(k) plan, could make you subject to dismissal or even criminal prosecution.

Q: I know that I am not allowed to buy any ITT Industries stock based on confidential information I have heard at the office, but can I tell my relatives or friends to buy stock?

A: No. This is just as much a violation as buying the stock yourself. You and your relatives or friends would be subject to criminal prosecution.

SEXUAL HARASSMENT

Q: I overheard a male manager tell a secretary that the dress she was wearing was "hot." He thought he was giving a compliment. Is such a comment considered sexual harassment?

A: Such a comment is clearly inappropriate and may constitute sexual harassment. Comments concerning a co-worker's attire or appearance that are in any way ambiguous or subject to misinterpretation should be avoided.


                                POINTS OF CONTACT

Your supervisor is normally the first person you should contact if you have questions about anything in this booklet or if you have a problem. Under some circumstances, it may be impractical or you may feel uncomfortable raising a matter with your supervisor. In those instances, you are encouraged to contact any one of the following:

1) Your Company's Legal Department.

2) Your Company's Human Resources Department.

3) Your Company's Controller.

4) In the U.S., your own Company's Ombudsman or the ITT Industries Corporate Headquarters Ombudsman. In Europe or elsewhere outside the U.S., there may not be a Company Ombudsman appointed by ITT Industries for your specific location. If you have a concern, please contact one of the other individuals mentioned or you may contact the ITT Industries Corporate Headquarters

Ombudsman.

5) The Director of Corporate Policy Compliance at ITT Industries Corporate Headquarters in White Plains, New York.

6) If you have any concerns or complaints regarding any aspect of ITT's accounting, including internal accounting controls or auditing matters, you may report your concern or complaint on a confidential basis. You may call or mail your report to the Director of Internal Audit at ITT Headquarters.

7) If you prefer to submit your report on an anonymous basis directly to the Audit Committee of the Board of Directors, you should put your report in a sealed envelope labeled, "Audit Committee." This envelope should be put in a larger envelope and mailed to the Corporate Secretary, ITT Industries, Inc., 4 West Red Oak Lane, White Plains, New York, 10604, USA.

     Ombudsman telephone numbers are located in the Company Contacts section of this site or in the back of the Code of Corporate Conduct booklet. Several other important phone numbers, as well as space for you to fill in Company-specific phone numbers for quick reference, are also located in the back of the booklet.

     You may be unfamiliar with the concept of an Ombudsman. An Ombudsman has the responsibility to receive and investigate reports of possible violations of the Code of Corporate Conduct. There is an Ombudsman for each of the Companies of ITT Industries as well as for the Corporate Headquarters. If you are aware of a possible violation, you must report it to one of the individuals or departments identified above. Your report to an Ombudsman may be anonymous. ITT Industries has a policy of protecting the confidentiality of those making reports of possible misconduct to an Ombudsman to the maximum extent legally permissible. We also have a policy of ensuring that there will not be any retaliation against someone for merely reporting an activity that he or she in good faith believes to be a violation of this Code.

COMPANY CONTACTS

ITT Industries Headquarters
Director of Corporate Policy Compliance
Richard Swanson
Phone: 914-641-2072
richard.swanson@itt.com

ITT Industries Headquarters
Vice President and Director
Thomas Martin
Phone: 914-641-2157

ITT Industries Headquarters
Ombudsman:
Joe Daniel
Phone: 1-914-641-2079
       1-800-777-1738
joe.daniel@itt.com

REPORT AN ISSUE

For more information on reporting an issue, please see the Points of Contact section.